SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A


           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)


   --------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

<PAGE 1>
                            ------------------------
                                Agreement Reached
                            In ROVA Contract Dispute
                            ------------------------


Colorado  Springs,  CO - September  25, 2000 -  Westmoreland-LG&E  Partners  and
Dominion Virginia Power reported today that an agreement to settle the Roanoke Valley Independent Power facility ("ROVA") Unit 1 Forced Outage Day contract dispute has been reached for cash and other considerations. The settlement is subject to certain conditions, including mutually acceptable completed documentation of a revised and mutually beneficial Power Purchase and Operating Agreement and consent of project lenders. Further details of the anticipated settlement are not being made available at this time.

"The ROVA Forced Outage Day situation was challenging and frustrating for all parties involved, but we are glad that we continued to pursue the matter to a positive end for everyone," commented W. Michael Lepchitz, President of Westmoreland Energy, Inc., a wholly owned subsidiary of Westmoreland Coal Company. "The ROVA project has been and continues to be a flagship of our power projects and revised power sales contract provisions as a result of the settlement will now allow for long-awaited operational flexibility and improved availability."

Christopher K. Seglem, Chairman, President and CEO of Westmoreland Coal Company added, "We are pleased to have reached a negotiated settlement with LG&E Power, Inc. and Dominion Virginia Power which we believe is advantageous to all parties both now and in the future. Westmoreland looks forward to a new, more constructive relationship with these parties and to the contribution of this transaction to the implementation of the strategic plan we presented to shareholders in April."

ROVA was developed and is owned by the Westmoreland-LG&E Partners, a 50/50 partnership between Westmoreland Coal Company's (AMEX:WLB) wholly owned subsidiary, Westmoreland Energy, Inc. and LG&E Power Inc., a wholly owned subsidiary of LG&E Energy Corp. (NYSE:LGE). Dominion Virginia Power is an affiliate of Dominion (NYSE:D).

Westmoreland Coal Company, headquartered in Colorado Springs, is implementing a strategic plan for expansion and growth through the acquisition and development of opportunities in the changing energy marketplace. The Company recently announced reaching an agreement to acquire Montana Power's coal business as well as exclusive negotiations for the acquisition of the coal business of Knife River Corporation, an affiliate of Montana-Dakota Utilities. The Company's existing operations include Powder River Basin coal mining through its 80%-owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

     As to Westmoreland Coal Company: Certain statements in this press release which are not historical facts or information are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Westmoreland Coal Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; demand for electricity; the effect of regulatory and legal proceedings and other factors discussed in Item 1 of Westmoreland Coal Company's Form 10-K for the year ended December 31, 1999. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.


                                      # # #
           For further information contact Diane Jones (719) 442-2600.